Exhibit 99.2

Ocean Power Technologies Ships AI-Capable Merrows™ PowerBuoy®

Shipment follows previously announced international opportunity

MONROE TOWNSHIP, NJ, May 1, 2025- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has shipped a Merrows™ capable PowerBuoy® to demonstrate the survivability and suitability of the system for certain defense and security applications, including surface and subsea monitoring. This follows OPT’s execution of a teaming agreement with a major international defense contractor last year to provide its Merrows™ suite of solutions with a focus on certain geographic regions.

Mr. Philipp Stratmann, CEO and President of Ocean Power Technologies, expressed enthusiasm about the progress on this contract, stating, “We are excited to follow up on our previously announced binding letter of intent to demonstrate the offshore capabilities and suitability of our intelligence, surveillance, and reconnaissance solutions. This step underscores our commitment to enhancing maritime security globally, and we are confident that together with our partners, we will achieve remarkable advancements in this field.”

For more information about Ocean Power Technologies and its Maritime Domain Awareness Solution, visit www.OceanPowerTechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI-capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® unmanned surface vehicles (USV’s) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the success of the alliance with the international defense contractor and the performance of OPT’s Merrows™ capable PowerBuoy®. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or OPTT@investor.morrowsodali.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com